UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                SCHEDULE 14C

               INFORMATION REQUIRED IN INFORMATION STATEMENT

      Information statement Pursuant to Section 14(c) of the Securities
                             Exchange Act of 1934

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    Statement                            Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Information statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
    paragraph 240.14a-12

                                 CANEUM, INC.
               (Name of Registrant as Specified in Its Charter)

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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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     statement number, or the Form or Schedule and the date of its filing.

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

                                 CANEUM, INC.
                           170 Newport Center Drive
                                 Suite 220
                           Newport Beach, CA  92660

                      WE ARE NOT ASKING YOU FOR A PROXY
                AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            INFORMATION STATEMENT

     This information statement is being furnished in connection with action taken by shareholders holding a majority of the voting power of our company. On April 27, 2006, shareholders owning 3,087,554 shares, or 50.5% of the total outstanding shares on such date, approved an amendment to our 2002 Stock Option/Stock Issuance Plan to increase the number of shares under the plan from 7,500,000 to 15,000,000. The amendment to the plan will be effective twenty days following the mailing of this information statement.

     There will not be a meeting of shareholders and none is required under Nevada General Corporation Law when an action has been approved by written consent of the holders of a majority of the outstanding shares of our common stock.

     This information statement is first being mailed to shareholders of Caneum on or about May ___, 2006, to the holders of our outstanding common stock as of April 27, 2006, the date the shareholder written consent was signed and delivered to us. At April 27, 2006, we had 6,117,045 shares of our common stock outstanding. Holders of the common stock are entitled to cast one vote for each share of common stock then registered in such holder's name.

=============================================================================
            AMENDMENT TO THE 2002 STOCK OPTION/STOCK ISSUANCE PLAN
=============================================================================

Background

     On December 18, 2002, our board of directors adopted the 2002 Stock Option/Stock Issuance Plan. Our shareholders approved the Plan in June of 2003. The Plan provides for the granting of stock options or the issuance of restricted stock to the employees, officers, and consultants of our company. This is our only stock option or stock grant Plan. On March 10, 2004, the Board of Directors authorized an amendment to the plan to increase the number of shares of common stock under the plan to 7,500,000, subject to shareholder approval. The shareholders approved the increase on February 28, 2005.

     On March 22, 2006, our Compensation Committee approved an increase in the number of shares of common stock under the plan to 15,000,000, subject to shareholder approval. Any increase in the number of shares available under the Plan requires stockholder approval and on April 27, 2006, shareholders owning a majority of the outstanding common stock consented to the increase. The complete text of the amendment is set forth at the end of this section of the information statement.

The Plan

     The purpose of the Plan is to provide eligible persons an opportunity to acquire a proprietary interest in our company and as an incentive to remain in our service. Awards under the Plan consist of both non-qualified options and qualified options intended to qualify as "Incentive Stock Options" under
Section 422 of the Internal Revenue Code, and stock grants. The following discussion sets forth the material terms and conditions of the Plan:

     Administration

     The Plan is administered by our Compensation Committee, which is composed of Luan Dang and Avtar Singh Ranshi, two of our directors, and is chaired by Mr. Dang. The Compensation Committee selects the employees, directors and consultants who will be granted options or issued stock under the Plan and, subject to the provisions of the Plan, will determine the terms and conditions and number of shares subject to each option or stock issuance. Messrs. Dang and Ranshi do not vote on their own compensation under the Plan.

     Shares Subject to the Plan

     The Plan authorizes the issuance of shares or the granting of either incentive stock options or non-incentive stock options to purchase in the aggregate up to 7,500,000 shares of our common stock. The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of our common stock. Shares of our common stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted under the Plan will be restored to the number of shares available for issuance under the Plan.

     Eligibility

     The persons presently eligible to participate in the Plan are as follows: employees of our company and any of its subsidiaries, consisting of nine persons; non-employee members of our board or non-employee members of the board of directors of any of our subsidiaries, consisting of three persons; and consultants and other independent advisors who provide services to us or any of our subsidiaries, consisting of six persons. Options may be granted, or shares issued, to consultants or advisors who are natural persons and who provide bona fide services to us or one of our subsidiaries, provided that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

     The Plan administrator has full authority to determine which eligible persons are to be granted options and to fix the terms of the options granted not inconsistent with the provisions of the Plan. The Plan administrator also has full authority to determine which eligible persons are to be issued shares pursuant to the Plan and the terms upon which those shares are to be issued not inconsistent with the provisions of the Plan. In general, there is no limitation regarding the amount of securities that an eligible optionee or participant may receive or purchase.

     Issuance of Stock and Exercise Price of Options

     The Plan administrator will determine the number of shares to be issued under the stock issuance program and the purchase price thereof, and the number of shares that the optionee may purchase upon exercise of the option and the price at which the shares may be purchased. The aggregate fair market value as of the respective date or dates of the grant of any one or more options to any employee under the Plan, or any other option Plan of our company or its subsidiaries, which may for the first time become exercisable as an incentive stock option during any one calendar year cannot exceed the sum of $100,000. To the extent that an employee holds two or more of such options which become exercisable for the first time in the same calendar year, the $100,000 limitation on the right to exercise of those options as incentive stock options will be applied on the basis of the order in which the options were granted. Those options which are included in any amounts in excess of the $100,000 limitation will be deemed to be nonstatutory options and exercisable as nonstatutory options.

     Stock issued under the stock issuance Plan may vest immediately or upon terms established by the Plan administrator, provided that (unless such requirement is amended or waived by the Plan administrator in a particular case) at least 20 percent of the total shares subject to a vesting schedule will fully vest in each calendar year on the anniversary date of the issuance of the shares.

     Irrespective of whether a participant's shares are vested or are held in escrow, a participant to whom shares under the stock issuance Plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

     Term

     The Plan will continue in effect until all of the stock available for grants or issuance has been acquired through exercise of options or grants of shares, or until December 1, 2012, whichever is earlier. The Plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets. The Plan may be terminated earlier or modified by the Board provided that no rights of optionees or participants may be altered unless with the consent of the persons holding options or shares of common stock pursuant to the Plan who are affected.

     All options available to be granted, and stock to be issued, under the Plan must be granted or issued by December 1, 2012. The Plan administrator will determine the actual term of the options but no option will be exercisable after the expiration of 10 years from the date granted. All options and unvested stock issuances outstanding at December 1, 2012, under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

     The options granted pursuant to the Plan are not transferable except by will or the laws of descent and distribution. Shares granted under the stock issuance program are not transferable until the shares are vested.

     Material Terms of Stock Options

     Stock option awards under the Plan consist of nonstatutory stock options
(NSOs) and incentive stock options (ISOs). ISOs may be granted only to our employees or the employees of one of our subsidiaries.

     The purchase price under each option is established by the Plan administrator, but in no event will it be less than 100% of the fair market value of our common stock for ISOs and 85% for NSOs. The ISO price applicable to any option holder who holds more than 10 percent of our outstanding common stock, or the stock of any of our subsidiaries, will be 110% percent of fair market value. The aggregate exercise price, plus applicable taxes, are due and payable in cash or check on the date of the exercise of an option. However, the Plan administrator may permit payment of the total amount due by a full-recourse, interest-bearing promissory note secured by the shares; shares of our common stock valued at fair market value on the date of exercise of the option; or through a special sale and remittance procedure through a designated brokerage firm.

     The Plan administrator will fix the terms of each option, but no option can be granted for a term in excess of 10 years. The term of such an ISO option will not be longer than five years in the case of any option holder who holds, on the date of the grant of an ISO, more than 10% of the outstanding common stock of our company or any of its subsidiaries. Upon termination of services for us or one of our subsidiaries, the option holder will have a limited time in which to exercise vested options. Unless such requirement is amended or waived by the Plan administrator in a particular case, the Plan administrator will not impose a vesting schedule upon any options granted which provides for exercise of an option for less than 20 percent of the shares subject to the option and with an initial installment for vesting which is fixed for a longer period than one year from the date of grant of the option.

     During the lifetime of the person to whom an option has been granted, only that person has the right to exercise the option and that person cannot assign or transfer any right to the option. Upon the death of the person to whom an option has been granted, the option may be exercised only by those persons who inherit from the holder of the option by will or under the applicable laws of descent and distribution.

     A person to whom an option has been granted will not have any rights as a shareholder until the option has been exercised, the full exercise price and withholding taxes payable have been paid respecting the shares issuable upon exercise of the option, and the person exercising the option has become a shareholder of record.

     The Plan administrator has the authority, with the consent of the option holder affected, to cancel outstanding options and to grant in substitution therefore new options covering the same or a different number of shares at an exercise price per share based upon the fair market value per share of such stock on the date of the grant of a new option.

     If an employee is terminated for misconduct, the options granted to him will terminate immediately upon his employment termination date. Upon termination of employment with or service to our company or any of its subsidiaries of an optionee, except termination for misconduct, the following provisions will apply:

       * After termination of employment or service of an optionee for any reason other than disability, death or termination for misconduct, the optionee will have a period of three months following the date of termination of employment or service of the optionee within which to exercise all options which have vested as of the date of such termination.

       * Upon termination of service by reason of total disability, the optionee will have a period of 12 months following the date of termination within which to exercise all options which have vested as of the date of such termination.

       * If the employment or service of an optionee terminates by reason of the death of that optionee the personal representative of the estate of the deceased optionee or the person or persons to whom an option passes by will or the laws of descent and distribution will have a period of 12 months within which to exercise all options which have vested at the date of the death of the optionee.

       * Under no circumstance of termination of employment or service will any options be exercisable after the specified term of the option has expired.

       * The Plan administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following optionee's cessation of service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or permit the option to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested shares for which such option is exercisable at the time of the optionee's cessation of service but also with respect to one or more additional installments in which the optionee would have vested under the option had the optionee continued in service.

     Material Terms of Stock Grants

     At the discretion of the Plan administrator, shares may be granted at such cost as determined by the Plan administrator, or for no monetary compensation.

     Stock issued under the stock issuance Plan may vest immediately or upon terms established by the Plan administrator, provided that at least 20 percent of the total shares subject to a vesting schedule will fully vest in each calendar year on the anniversary date of the issuance of the shares.

     Irrespective of whether a participant's shares are vested or are held in escrow, a participant to whom shares under the stock issuance Plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

     If employment with or service to us terminates for whatever cause at a time when the participant holds unvested shares issued under the stock issuance Plan, those shares will be immediately surrendered to us and cancelled. In the event the participant paid for the shares surrendered in cash or cash equivalent, the amount of that consideration will be repaid. In the event that the participant furnished a promissory note in payment of shares surrendered, the remaining balance of that note attributable to the surrendered shares will be cancelled. In the sole discretion of the Plan administrator, the surrender and cancellation of any unvested shares issued under the stock issuance Plan may be waived at anytime by the Plan administrator subject to such terms and conditions or on no terms and conditions as the Plan administrator may determine.

     Amendment to the Plan

     Our board of directors has complete and exclusive power and authority to amend or modify the Plan. However, no amendment or modification can adversely affect the rights and obligations with respect to options or unvested stock issuances which are outstanding under the Plan unless the optionee or the participant consents to the amendment or modification. Also, the board of directors cannot amend the Plan, without shareholder approval, in a manner which would:

       * cause outstanding options which are intended to qualify as incentive options to fail to qualify;
       *  increase the number of shares issuable over the term of the Plan;
       *  cause the Plan to fail to meet the requirements of Rule 16b-3; or
       *  violate applicable law.

     Options may be granted, and shares may be issued, under the Plan which are in each instance in excess of the number of shares then available for issuance, so long as any excess shares actually issued would be held in escrow until shareholder approval is obtained to amend the Plan to increase the number shares available for issuance. If shareholder approval were not obtained within twelve months after the date the first excess of issuances are made, then any unexercised options granted on the basis of this excess shares would terminate and cease to be outstanding and we would promptly refund to the optionees and the participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest for the period the shares were held in escrow, and the shares would thereupon be automatically canceled and cease to be outstanding.

     As of April 27, 2006, options to purchase 6,492,671 shares were outstanding and we had granted 292,575 restricted shares under the Plan. A total of 515,454 options have been exercised. Thus, we have 199,300 remaining shares authorized for issuance under the Plan. Management believes that this number is insufficient to meet its needs to grant options or issue shares under the Plan for the next twelve months. Management believes that this increase should satisfy our existing obligations for grants under the Plan for the next three years.

Federal Income Tax Consequences of the Programs

     The following is a general discussion of the federal income tax effects of participating in the Plan. Because the application and effect of federal taxation depends for specific results on the precise circumstance of the individual option holder and individual participant in the Plan, persons are directed to seek the advice of their legal and tax professionals for specific appropriate guidance in respecting options and shares acquired under the Plan. Moreover, because state and local laws respecting income taxes are variable, persons are further directed to seek the advice of such professionals regarding the effect of these laws.

     The Option Grant Program

     Options granted under the Plan may be either tax-qualified employee incentive options or non-qualified options. Qualified options can be granted only to employees, while non-qualified options can be granted to employees, non-employee directors, and consultants.

     Incentive Stock Options. In the case of incentive options, neither grant nor exercise results in compensation income to the employee or a compensation deduction for the company. If the employee holds the stock issued on exercise for a holding period of at least two years after the date of grant, or one year after the exercise (whichever is longer), then upon subsequent sale of the stock, the employee will recognize as capital gains income (not compensation income) the difference between the sale price and the exercise price. If the employee sells the stock before the prescribed holding period has passed (a "disqualifying disposition"), then the employee will recognize as compensation income the difference between the exercise price and the fair market value of the stock at the time of exercise. That compensation income will be added to the basis of the option stock in determining the capital gain, if any, on the disqualifying disposition.

     Non-qualified Stock Options. In the case of non-qualified options, the grant does not result in compensation income for the option holder or a compensation deduction for the company. The exercise of a non-qualified option results in the option holder recognizing as compensation income the difference between the exercise price and the fair market value of the stock at the time of exercise. The company would have a compensation deduction in the same amount.

     The Stock Issuance Plan

     Any shares of common stock issued to a participant as a bonus or as an incentive to accept employment with the issuer or any of its subsidiaries will be subject to federal taxation as ordinary income in the amount of the fair market value of those shares on the date of issuance. In circumstances when a participant purchases shares of common stock under our stock issuance Plan at a price less then the fair market price of those shares on the date of issuance thereof, the participant will have taxable ordinary income in the amount of the difference between the price paid for the relevant shares and the fair market value thereof on the date of issuance of the shares. In either case, the participant will have to pay applicable withholding taxes, social security taxes and Medicare taxes.

Options Granted to Management and Employees

     The following table shows all outstanding options as of April 27, 2006, whether currently exercisable or not, granted under the Plan to our officers, directors and employees.

                          OUTSTANDING OPTIONS TABLE

                                                                Number of
     Name and Position                                        Option Shares  Dollar Value(1)
     -----------------                                        -------------  ---------------
     Sukhbir Singh Mudan, Director, President, & Treasurer        954,546       $238,637
     Gary D. Allhusen, Executive Vice President                   750,000        $37,500
     Andrew Miller, Vice President of Infrastructure Services     500,000      ($259,500)
     Robert Morris, Senior Vice President                       1,000,000       ($30,000)
     Michael Willner, Senior Vice President                     1,000,000       ($30,000)

     Executive Group (5 Persons)                                4,204,546       ($43,363)

     Non-Executive Director Group (4 Persons)                   1,693,750        $82,188

     Non-Executive Officer Employee Group (6 Persons)           1,015,000        $59,275

__________
     (1) The dollar value of the options is determined by the difference between the exercise price of the options and the fair market value of the underlying stock as determined by the closing price of the stock on the date of this table. On April 27, 2006, the closing price of the common stock as reported by the OTC Bulletin Board was $0.80 per share.

Interest of Certain Persons in Share Increase

     We have not agreed to grant any additional options to management. However, we expect to continue granting options in accordance with our current compensation policies.

  * Executive and director employee option grants. We have employment agreements with two of our directors, Sukhbir Singh Mudan, our President, and Alan Knitowski, our Chairman. These employment agreements do not require us to grant additional options. However, the agreements provide that they are eligible to receive an annual bonus between 25.0% and 100.0% of the then applicable base salary payable in cash or stock. On October 26, 2004, the compensation committee granted 13,065 shares to Mr. Mudan and 14,033 shares to Mr. Knitowski as bonuses for 2004. The shares vested on January 2, 2005. On November 16, 2005, the compensation committee granted 59,155 shares to Mr. Mudan and 76,056 shares to Mr. Knitowski. The shares vested on January 2, 2006.

  * Non-employee directors' initial option grants. When a non-employee director is first elected to the board, he receives an option to purchase 25,000 shares for accepting his appointment and his service as a director during the first year. The options are exercisable at market value at the time of grant. The board also grants options to purchase 10,000 shares for these directors to serve on a committee of the board, and 5,000 shares to chair the committee. These options vest as to 25% of the options every three months, starting on the date of grant. They expire ten years from the date of grant.

  * Non-employee directors' annual option grants. On each annual anniversary date of the appointment of a non-employee director, the director receives additional options to purchase 25,000 shares for his service as a director during the year. The options are exercisable at market value at the time of grant. The board also grants options to purchase 10,000 shares for these directors to serve on a committee of the board, and 5,000 shares to chair the committee during the year. These options vest as to 25% of the options every three months, starting on the date of grant. They expire ten years from the date of grant.

     Luan Dang, one of our non-employee directors, has served as a director since May 2, 2005. He has also been a member of our Compensation Committee and our Audit Committee, and chairman of our Compensation Committee, since May 2, 2005. Since becoming a director and a member of our committees, he has received a total of 50,000 options and will continue to receive additional options pursuant to the above-referenced schedule so long as he remains a non-employee director.

     Avtar Ranshi, another of our non-employee directors, has served as a director since April 29, 2003. He has also been a member of our Compensation Committee and our Audit Committee since August 14, 2003, and chairman of our Audit Committee since August 15, 2004. Since becoming a director and a member of our committees, he has received a total of 145,000 options under our Stock Option/Stock Issuance Plan and will continue to receive additional options pursuant to the above-referenced schedule so long as he remains a non-employee director.

     On July 28, 2004, we granted 50,000 options under our Stock Option/Stock Issuance Plan to Douglas Wadkins, a former non-employee director. As of the date of his resignation as a director, 37,500 of these options had vested and 12,500 had lapsed. Also, on May 2, 2005, we granted 37,500 options under our Stock Option/Stock Issuance Plan to Mr. Wadkins for being a non-employee director and serving on our committees. As of the date of his resignation as a director, 6,250 of these options had vested and 31,250 had lapsed.

     On March 4, 2005, our audit committee approved a consulting agreement with Robert F. Mitro, a Director of our board. Mr. Mitro originally provided services pursuant to an employment agreement approved on October 28, 2003, but the current consulting agreement replaces it in its entirety. The term of the consulting agreement for Mr. Mitro is until October 23, 2006. His base salary is $60,000 per annum, payable in common stock at a price per share equal to the average bid price of Caneum's common stock for the prior 20 business days prior to the end of each month. Since March 2006 and through the expiration of his consulting agreement, Mr. Mitro will receive shares under our Stock Option/Stock Issuance Plan for each month; prior to that date shares were issued to him outside of the Plan. Pursuant to his original employment agreement, Mr. Mitro received options under our Plan to purchase 750,000 shares at $0.55 per share as additional compensation for entering into the agreement. Pursuant to the terms of his consulting agreement, these options will continue in effect. On October 26, 2004, the Compensation Committee granted 6,049 restricted shares to Mr. Mitro under our Plan as a performance bonus for 2004.

     On March 17, 2004, our Compensation Committee approved an employment agreement with our Executive Vice-President, Gary D. Allhusen. The initial period of the employment agreement for Mr. Allhusen is three years.
Beginning on the initial expiration date, and on each anniversary thereafter, unless it is terminated earlier as provided therein or Caneum delivers written notice to Mr. Allhusen of its intention not to extend the employment agreement at least ninety days before such anniversary date, the term of the employment agreement will automatically be extended for one additional year. He received options under our Stock Option/Stock Issuance Plan to purchase 750,000 shares at $.75 per share as additional compensation for entering into the agreement. Mr. Allhusen is eligible to receive annual bonuses under his employment agreement which may be satisfied with options or shares of our Stock Option/Stock Issuance Plan.

     On March 28, 2006, we entered into employment agreements with Robert J. Morris and Michael A. Willner, two of our executive officers. Each party was granted options to purchase 1,000,000 shares of our common stock pursuant to our Stock Option/Stock Issuance Plan at $0.83 per share. The options will vest at the rate of 1/16th per calendar quarter beginning with the quarter ending March 31, 2006, with the first 62,500 options vesting on March 31, 2006, subject to early vesting in the event of a corporate transaction and in the event the person dies or is disabled, or if we terminate him without cause. Messrs Morris and Willner are eligible to receive annual bonuses under their employment agreements which may be satisfied with options or shares of our Stock Option/Stock Issuance Plan.

                     EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth as of the most recent fiscal year ended December 31, 2005, certain information with respect to compensation Plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

                                                                             Number of securities remaining
                              Number of securities to  Weighted-average      available for future issuance
                              be issued upon exercise  exercise price of     under equity compensation plans
                              of outstanding options,  outstanding options,  (excluding securities reflected
                              warrants and rights      warrants and rights   in column (a) and (b))
                                        (a)                    (b)                         (c)
                              -----------------------  --------------------  -------------------------------
Equity compensation plans
approved by security holders        4,636,250(1)              $0.81                    2,863,750(1)

Equity compensation plans not
approved by security holders          100,000                 $1.08                        -0-

     Total                          4,736,250                 $0.82                    2,863,750(1)

     (1) On February 28, 2005, our 2002 Stock Option/Stock Issuance Plan was amended to increase the number of shares authorized under the plan from 3,000,000 to 7,500,000. The foregoing table reflects this amendment to the plan.

Text of Plan Amendment

     Paragraph 1 of Section 1(E) of the Stock Option/Stock Issuance Plan will be amended to read as follows (changed language is bracketed and struck through):

          The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed [7,500,000(deleted)] 15,000,000 shares.

=============================================================================
               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
=============================================================================

Compensation of Executive Officers

     Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company for the years ended December 31, 2005, 2004, and 2003:

                          SUMMARY COMPENSATION TABLE
                                                                        Long-Term Compensation
                               Annual Compensation                  Awards                 Payouts
                        ----------------------------------  ----------------------  ---------------------
                                                                        Securities
                                                 Other      Restricted  Underlying
    Name &                                      Annual        Stock      Options/    LTIP     All Other
   Principal             Salary     Bonus     Compensation   Award(s)      SARS     Payouts  Compensation
   Position       Year    ($)        ($)          ($)          ($)         (#)        ($)        ($)
----------------  ----  --------  ----------  ------------  ----------  ----------  -------  ------------
Sukhbir Singh     2005  $120,000  $42,000(1)   $15,069(2)      -0-         -0-        -0-        -0-
Mudan,            2004  $120,000  $32,401(3)   $12,919(2)      -0-      1,000,000     -0-        -0-
President (CEO)   2003   $53,534      0         $6,468(2)      -0-         -0-        -0-        -0-

Gary D. Allhusen  2005  $120,000  $42,600(4)   $15,069(2)      -0-         -0-        -0-        -0-
Executive Vice-   2004   $93,692     -0-        $9,689(2)      -0-        750,000     -0-        -0-
President         2003     -0-       -0-          -0-          -0-         -0-        -0-        -0-

Andrew Miller,    2005   $87,692     -0-        $7,063(2)      -0-        500,000     -0-        -0-
Vice-President    2004     -0-       -0-          -0-          -0-         -0-        -0-        -0-
                  2003     -0-       -0-          -0-          -0-         -0-        -0-        -0-

__________
     (1) At the discretion of the compensation committee, the bonus was issued as 59,155 shares of common stock with a fair market value of $0.71 per share on the date of issuance.
     (2) This figure includes insurance premiums paid by us for medical, dental, and vision healthcare coverage.
     (3) At the discretion of the compensation committee, the bonus was issued as 13,065 shares of common stock with a fair market value of $2.48 per share on the date of issuance.
     (4) At the discretion of the compensation committee, the bonus was issued as 60,000 shares of common stock with a fair market value of $0.71 per share on the date of issuance.

     Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2005.

                      OPTIONS GRANTS IN LAST FISCAL YEAR
                             (Individual Grants)

                      Number of securities   Percent of total
                       underlying options   options granted to  Exercise or
                            granted         employees in last   base price
Name                          (#)              fiscal year       ($/Share)   Expiration date
--------------------  --------------------  ------------------  -----------  ---------------
Sukhibir Singh Mudan          -0-                  -0-              -0-            n/a

Gary D. Allhusen              -0-                  -0-              -0-            n/a

Andrew Miller               350,000                70%             $1.58        04/11/10
                            150,000                30%             $0.71        11/16/10

     Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 2005, and held as of December 31, 2005, by the executive officers named in the Summary
Compensation Table.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities
                                                        Underlying       Value of Unexercised
                                                    Unexercised Options  In-the-Money Options
                                                     at Fiscal Year-      at Fiscal Year-End
                                                          End(1)              End($)(1)
                                                    ------------------  ----------------------
                     Shares acquired  Value           Exercisable/           Exercisable/
       Name          on exercise (#)  realized ($)    Unexercisable          Unexercisable
-------------------  ---------------  ------------  ------------------  ----------------------
Sukhbir Singh Mudan        -0-            -0-         1,000,000/-0-        $450,000/-0-(1)
Gary D. Allhusen           -0-            -0-         631,250/118,750     $45,766/$34,438(1)
Andrew Miller              -0-            -0-         118,585/381,415     $-0-/150,000(1)(2)

____________
     (1) At December 31, 2005, the fair market value of the shares underlying the unexercised options was $1.00 per share.
     (2) At December 31, 2005, Mr. Miller had 350,000 options that were not in-the-money.

Employment and Consulting Contracts

     On October 28, 2003, our Compensation Committee approved employment agreements with Sukhbir Singh Mudan, our President, and Alan S. Knitowski, our Chairman. The following description sets forth the material individual terms of these agreements:

  * Sukhbir Singh Mudan. The initial period of the employment agreement for Mr. Mudan is three years. Beginning on the expiration date, and on each anniversary thereafter, unless it is terminated earlier as provided therein or Caneum delivers written notice to Mr. Mudan of its intention not to extend the Agreement at least ninety days before such anniversary date, the term of the employment agreement will automatically be extended for one additional year. He is required to devote not less than 100% of his business time to the business of Caneum. His base salary is $120,000 per annum. He received options to purchase 1,000,000 shares at $.55 per share as additional compensation for entering into the agreement. As of June 30, 2005, all of these options had vested and were available for exercise. On October 26, 2004, the Compensation Committee granted 13,065 restricted shares to Mr. Mudan as a performance bonus for 2004. These shares vested on January 2, 2005. On November 16, 2005, the Compensation Committee granted 59,155 restricted shares to Mr. Mudan as a performance bonus for 2005. These shares vested on January 2, 2006.

  * Alan S. Knitowski. The employment agreement with Mr. Knitowski will continue until terminated by one of the parties as provided therein. Mr. Knitowski is required to devote his best efforts to performing well all duties that Caneum may reasonably assign to him from time to time during the term of the agreement, but he will not be required to devote in excess of 25% of his business time and effort to providing these services. His base salary is $120,000 per annum. He received options to purchase 1,000,000 shares at $.55 per share as additional compensation for entering into the agreement. As of June 30, 2005, all of these options had vested and were available for exercise. On October 26, 2004, the Compensation Committee granted 14,033 restricted shares to Mr. Knitowski as a performance bonus for 2004. These shares vested on January 2, 2005. On November 16, 2005, the Compensation Committee granted 76,056 restricted shares to Mr. Knitowski as a performance bonus for 2005. These shares vested on January 2, 2006.

     On March 17, 2004, our Compensation Committee approved an employment agreement with our Executive Vice-President, Gary D. Allhusen. The initial period of the employment agreement for Mr. Allhusen is three years.
Beginning on the initial expiration date, and on each anniversary thereafter, unless it is terminated earlier as provided therein or Caneum delivers written notice to Mr. Allhusen of its intention not to extend the employment agreement at least ninety days before such anniversary date, the term of the employment agreement will automatically be extended for one additional year. He is required to devote 100% of his business time to the business of Caneum. His base salary is $120,000 per annum. He received options to purchase 750,000 shares at $.75 per share as additional compensation for entering into the agreement. As of September 30, 2005, the first 500,000 options had vested and were available for exercise. The remaining 250,000 options will vest at the rate of 6,250 per $125,000 of new top line revenue that he delivers to Caneum, with the lone requirement that it must be profitable revenue in accordance with Caneum policies/guidelines, which have not yet been established, and any of these options which are unvested on September 17, 2006, will immediately vest. At March 7, 2006, a total of 131,250 of these options had vested.

     Effective with the closing of the transaction with Tier One on March 28, 2006, we entered into two-year full-time employment agreements with Michael A Willner and Robert J. Morris and appointed them Senior Vice-Presidents of our company. In the event of a corporate transaction the term of the agreement will be automatically extended for a period of four years from March 28, 2006, and any unvested options granted pursuant to the Agreement will immediately vest. Each employment agreement provides for a base salary of $200,000 and each person was granted options to purchase 1,000,000 shares of our common stock pursuant to our existing Stock Option/Stock Issuance Plan at $0.83 per share. The options will vest at the rate of 1/16th per calendar quarter beginning with the quarter ending March 31, 2006, with the first 62,500 options vesting on March 31, 2006, subject to early vesting in the event of a corporate transaction and in the event the person dies or is disabled, or if we terminate him without cause.

     Each of the employment agreements for the above named individuals contains the following provisions which apply to each of the parties:

       * Each employee, except Messrs Allhusen, Morris, and Willner, is eligible to receive an annual performance bonus between 25% and 100% of the then applicable base salary upon achievement of annual performance objectives payable either in cash or stock. For 2004 no specific performance bonuses were established, but bonuses were granted by the Compensation Committee based on a review of the employee's performance during 2004. Performance bonuses for 2004 were paid in common stock of Caneum only and no cash bonuses were granted. Performance objectives for subsequent years will be established by the Chairman, and in the case of performance objectives for the Chairman, by the compensation committee, for each calendar year beginning with the year ending December 31, 2005. These performance objectives have not yet been established.

       * Each employee, together with his spouse and dependents, is entitled to participate in any employee benefit plans maintained by the Company of general applicability to other senior executives, including, without limitation, group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and other plans.

       *  The employee is entitled to four weeks paid vacation per year.

       * Each agreement contains customary termination provisions. The agreements will be terminated by Caneum due to the death or disability of the employee, in which event Caneum shall pay the base salary through the date of termination and all unexercised options will immediately vest. The agreement may also be terminated by Caneum for cause, in which event Caneum will pay the base salary through the date of termination, but all unexercised options shall lapse. Caneum may also terminate the agreements without cause upon ninety days' notice, in which event Caneum will pay the base salary through the date of termination, and all unexercised options will immediately vest, except in the case of Messrs Allhusen, Willner, and Morris, for whom only one-half of the unexercised options will vest. The employee may terminate the employment agreement at any time, in which event Caneum will pay the base salary through the date of termination, but all unexercised options shall lapse.

       * Each agreement also contains certain confidentiality covenants, but does not contain non-competition or anti-piracy provisions.

       * Each agreement contains covenants that for a period of twelve months following termination of employment, the employee will not solicit another employee to leave Caneum.

     On March 4, 2005, our audit committee approved a consulting agreement with Robert F. Mitro, a Director of our board. Mr. Mitro originally provided services pursuant to an employment agreement approved on October 28, 2003, but the current consulting agreement replaces it in its entirety. The initial period of the consulting agreement for Mr. Mitro is until October 23, 2006. Beginning on the initial expiration date, and on each anniversary thereafter, unless it is terminated earlier as provided therein or Caneum delivers written notice to Mr. Mitro of its intention not to extend the employment agreement at least ninety days before such anniversary date, the term of the consulting agreement will automatically be extended for one additional year. During the term of the consulting agreement, Mr. Mitro will provide services at the request of the President, CEO, or the board, relating to strategic planning, corporate and product development, and general business and financial matters. He will not be required to devote in excess of 25% of his time to these duties. His base salary is $60,000 per annum, payable in common stock at a price per share equal to the average bid price of Caneum's common stock for the prior 20 business days prior to the end of each month. Pursuant to his original employment agreement, Mr. Mitro received options to purchase 750,000 shares at $.55 per share as additional compensation for entering into the agreement. As of June 30, 2005, all options had vested and were available for exercise. Pursuant to the terms of his consulting agreement, these options will continue in effect. On
October 26, 2004, the Compensation Committee granted 6,049 restricted shares to Mr. Mitro as a performance bonus for 2004. These shares vested on January 2, 2005.

Compensation of Directors

     Standard Arrangements for Outside Directors. Directors are permitted to receive fixed fees and other compensation for their services as directors, as determined by our board of directors. The board has adopted a policy to compensate non-employee directors. Each such director receives options for each year of service. At the commencement of each year of service as a non-employee director, the person receives options to purchase 25,000 shares. The options are exercisable at market value on the date of grant based upon the average closing bid price for the ten trading days immediately preceding appointment or the anniversary date. The board also grants annual options to purchase 10,000 shares for these directors to serve on a committee of the board, and 5,000 shares to chair the committee. These options vest as to 25% of the options every three months, starting on the date of grant. They expire ten years from the date of grant.

     Pursuant to our standard arrangements for outside directors, on May 2, 2005, our board of directors granted to Luan Dang, one of our outside directors, stock options to purchase 50,000 shares. These options were granted in connection with his appointment as a director and for his appointment to the audit and compensation committees, and as chairman of the compensation committee. The options were granted pursuant to our Stock Option/Stock Issuance Plan. The options are exercisable at $1.49 per share and expire ten years from the date of grant. The options vest at the rate of 25% at the end of each three-month period from the date of grant.

     Also pursuant to our standard arrangements for outside directors, on August 14, 2005, our board of directors granted to Avtar Ranshi, one of our outside directors, stock options to purchase 50,000 shares. These options were granted in connection with his yearly service as a director and for his continued service on the audit and compensation committees, and as chairman of the audit committee. The options were granted pursuant to our Stock Option/Stock Issuance Plan. The options are exercisable at $1.11 per share and expire ten years from the date of grant. The options vest at the rate of 25% at the end of each three-month period from the date of grant.

     Other Arrangements. Pursuant to their employment agreements, Sukhbir Singh Mudan , Alan S. Knitowski, and Robert Mitro, three of our directors, were granted stock bonuses by the Compensation Committee for 2004. Mr. Mudan received 13,065 shares, Mr. Knitowski received 14,033 shares, and Mr. Mitro received 6,049 shares. The shares were granted on October 26, 2004, and vested on January 2, 2005.

     Pursuant to their employment agreements, Mr. Mudan and Mr. Knitowski were granted stock bonuses by the Compensation Committee for 2005. Mr. Mudan received 59,155 shares and Mr. Knitowski received 76,056 shares. The shares were granted on November 16, 2005, and vested on January 2, 2006.

     The Compensation Committee also gave a discretionary stock bonus of 60,000 shares to Gary Allhusen, for performance in 2005. The shares were granted on November 16, 2005, and vested on January 2, 2006.

=============================================================================
        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
=============================================================================

     The following table sets forth certain information from reports filed by the named parties, or furnished by current management, concerning the ownership of our common stock as of April 27, 2006, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our common stock; (ii) all directors and executive officers; and (iii) our directors and executive officers as a group:

                                   Amount and Nature
Name and Address                   of Beneficial
of Beneficial Owner                Ownership (1)            Percent of Class

Sukhbir Singh Mudan                1,279,155(2)             18.09%
13542 Caminito Carmel
Del Mar, CA 92014

Alan S. Knitowski                  1,951,756(3)             27.85%
170 Newport Center Drive
Suite 220
Newport Beach, CA  92660

Robert F. Mitro                    1,231,376(4)             18.33%
20 East Main Street
Suite 19
Los Gatos, CA  95030

Avtar Singh Ranshi                   237,500(5)              3.83%
66 Marshals Drive
St. Albans, Hertfordshire
UK  ALI 4RF

Luan Dang                            345,417(6)              5.50%
170 Newport Center Drive
Suite 220
Newport Beach, CA  92660

Gary D. Allhusen                     735,000(7)             10.82%
170 Newport Center Drive
Suite 220
Newport Beach, CA  92660

Andrew Miller                        143,585(8)              2.29%
170 Newport Center Drive
Suite 220
Newport Beach, CA  92660

Michael A. Willner                    62,500(9)              1.01%
65 Enterprise Drive
Aliso Viejo CA 92656

Robert J. Morris                      62,500(10)             1.01%
65 Enterprise Drive
Aliso Viejo CA 92656

Executive Officers and             6,048,789                61.96%
Directors as a Group
(9 Persons)

Jason Daggett                        405,333(11)             6.57%
4080 Paradise Rd.
Suite 15-168
Las Vegas, NV 89109

Trymetris Capital Fund I, LLC        350,333(11)             5.73%
170 Newport Center Drive
Suite 220
Newport Beach, CA   92660
___________
     (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. Applicable percentages are based on 6,117,045 shares of our common stock outstanding on April 27, 2006.
     (2)  Includes 954,546 issuable pursuant to vested options.
     (3) Includes 1,060,089 shares held of record by a family trust controlled by Mr. Knitowski. Also includes 725,000 shares issuable pursuant to vested options and 166,667 shares issuable upon exercise of warrants.
     (4) Includes 637,523 shares held of record by a living trust controlled by Mr. Mitro. Also includes 600,000 shares issuable pursuant to vested options.
     (5)  Includes 87,500 shares issuable pursuant to vested options.
     (6) Includes 135,417 issuable pursuant to vested options and 33,333 shares issuable upon exercise of warrants.
     (7)  Includes 675,000 shares issuable pursuant to vested options.
     (8)  Includes 143,585 shares issuable pursuant to vested options.
     (9) Consists of shares issuable upon exercise of options granted to Mr. Willner.
     (10) Consists of shares issuable upon exercise of options granted to Mr. Morris.
     (11) Includes 55,000 shares issuable pursuant to vested options. Also includes 350,333 shares held of record by Trymetris Capital Fund I, LLC, a private investment fund. Mr. Daggett and Alan S. Knitowski, our Chairman, are the managing members of the limited liability company which manages the fund, although Mr. Knitowski has no power to vote or dispose of the shares of Caneum owned by the fund and therefore disclaims any beneficial interest in these shares.

=============================================================================
                                OTHER MATTERS
=============================================================================

Stockholder Proposals

     We may hold an annual meeting of stockholders in 2006. This would be the first annual meeting of stockholders we have held, and we have not yet established the date for this meeting. Stockholders who wish to bring matters or propose nominees for director at our 2006 annual meeting of stockholders must have provided certain information to us not more than 120 days and not less than 60 days before the 2006 annual meeting of stockholders or, in the event public announcement of the date of the 2006 annual meeting of stockholders is first made by us fewer than 70 days prior to the date of the 2006 annual meeting of stockholders, the close of business on the 10th day following the day on which public announcement of the date of the 2006 annual meeting of stockholders is first made by us.

Where You Can Find More Information

     We file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated April 27, 2006. You should not assume that the information contained in this information statement is accurate as of any date other than that date.

                                   By Order of the Board of Directors


                                   ____________________________________
                                   Sukhbir Singh Mudan, President

Newport Beach, California
April 27, 2006